Exhibit 99.1
AT THE COMPANY:
Investor Relations
E-mail: invrel@elcom.com
For Immediate Release
ELCOM INTERNATIONAL, INC. REPORTS
SECOND QUARTER 2005 OPERATING RESULTS
NORWOOD, MA, July 26, 2005 - Elcom International, Inc. (OTCBB: ELCO and AIM: ELC and ELCS), today announced operating results for its second quarter ended June 30, 2005.

	Financial Summary Table (Unaudited)
	(in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net revenues	$764	$598	$1,377	$2,307
Gross profit	652	526	1,149	2,170
Operating loss	(885)	(1,020)	(1,960)	(1,090)

Net loss	$(958)	$(1,072)	$(2,094)	$(1,245)

Basic and diluted net loss per share	$(0.01)	$(0.02)	$(0.03)	$(0.03)

Basic and diluted weighted average common shares outstanding	61,282	56,352	61,282	43,631

The above table, the following description and the condensed consolidated financial statements should be read in conjunction with the Risk Factors and other information contained in the Company’s Forms 10-QSB for the periods ended March 31, and June 30, 2005 and 2004 Annual Report on Form 10-KSB, as amended.
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10 Oceana Way – Norwood, MA 02062 -— voice (781) 501-4333 -— fax (781) 762-1540

Elcom International, Inc. Reports Second Quarter 2005 Operating Results

     Net revenues for the quarter ended June 30, 2005 increased to $764,000 from $598,000 in the same period of 2004, an increase of $166,000, or 28%. Professional services revenue increased primarily due an increase in customer specific software modifications (non-recurring) in the U.S. and U.K., and is net of a decrease in implementation activities in the U.K. related to the contract with Capgemini UK Plc (“Capgemini”, formerly Cap Gemini Ernst and Young UK Plc) associated with the Scottish Executive. Licenses and associated fees increased primarily as a result of the Company’s larger customer base in the 2005 quarter, versus the 2004 period. License and associated fees include license fees, hosting fees, supplier fees, usage fees, and maintenance fees. Professional services revenue includes implementation fees, integration fees and other professional services.
     Gross profit for the quarter ended June 30, 2005 increased 24% to $652,000 from $526,000 in the comparable 2004 quarterly period, reflecting the increased revenues recorded in the second quarter of 2005.
     Selling, general and administrative expenses (“SG&A”) for the quarter ended June 30, 2005 were $1,316,000 compared to $1,465,000 in the 2004 quarter, a decrease of $149,000 or 10%. Throughout 2003, the Company implemented cost containment measures designed to better align its SG&A expenses with lower than anticipated revenues. Those measures included personnel reductions throughout most functional and corporate areas. In general, these reductions have remained in place throughout 2004 and to-date in 2005. In March 2004, the Company began hiring several staff in the U.K. and U.S. (support services) in order to service the expanding demand in the municipal market in the U.K., although the Company’s headcount (full and part-time) has decreased by one, from 38 at March 31, 2004 to 37 at June 30, 2005. Moreover, due to a change in the mix of personnel, as well as the $140,000 increase in the second quarter of 2005 in research and development expense and the $40,000 increase in cost of revenues (both of which are generally comprised of personnel costs) over the 2004 quarter, the personnel expenses in SG&A decreased approximately $220,000 from the June 2004 quarter to the June 2005 quarter. SG&A in the second quarter of 2005 also reflects increases in certain facility related costs, reflecting the impact of inflation, and a net reduction in legal, public company and audit expenses, as well as a reduction in depreciation and amortization expense of $71,000 as various Company assets have been fully depreciated/amortized. However, most of the reductions accomplished in 2005 are offset, on a comparative basis, by one-time credits received from two service providers in the 2004 quarter totaling $196,000 that reduced the amount of SG&A reported in the 2004 period.
     Research and development expense for the quarters ended June 30, 2005 and 2004 were $221,000 and $81,000, respectively. The increase in expense in the second quarter of 2005 compared to the second quarter of 2004 was due primarily to ongoing work, begun in the latter half of 2004, associated with various enhancements to improve the data interchange, settlement work flow, user definable fields and reporting system capabilities of the Company’s PECOS technology.
     The Company reported an operating loss from continuing operations of $885,000 for the quarter ended June 30, 2005 compared to a loss of $1,020,000 reported in the comparable quarter of 2004, a decrease of $ 135,000, or 13%. This smaller operating loss from continuing operations in the second quarter of 2005 compared to the 2004 quarter was primarily due to the increase in net revenues.
     Net revenues for the six months ended June 30, 2005 decreased to $1,377,000 from $2,307,000 in the same period of 2004, a decrease of $930,000. Licenses and associated fees decreased primarily due to recording the fourth and final lump sum license payment from Capgemini, related to the contract between Capgemini with the Scottish Executive of $1,142,000, which was earned upon signing the
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10 Oceana Way – Norwood, MA 02062 -— voice (781) 501-4333 -— fax (781) 762-1540

Elcom International, Inc. Reports Second Quarter 2005 Operating Results

thirteenth customer of the eProcurement Scotland program in the first quarter of 2004 (this license fee is non-recurring). License and associated fees include license fees, hosting fees, supplier fees, usage fees, and maintenance fees. Professional services fees increased by $35,000, from $363,000 in 2004 to $398,000 in 2005, reflecting more professional services activities than were recorded in the first six months of 2004. Professional services revenue includes implementation fees, integration fees and other professional services.
     Gross profit for the six months ended June 30, 2005 decreased to $1,149,000 from $2,170,000 in the comparable 2004 six month period, a decrease of $1,021,000. This decrease is a result of the much higher level of one-time license and associated fees revenue recorded in the first six months of 2004 versus revenues recorded in the first six months of 2005.
     Selling, general and administrative expenses (“SG&A”) for the six months ended June 30, 2005 was $2,768,000 compared to $3,138,000 in the first half of 2004, a decrease of $370,000 or 12%. Throughout the first three quarters of 2003, the Company implemented cost containment measures designed to better align its SG&A expenses with lower than anticipated revenues. Those measures included personnel reductions throughout most functional and corporate areas. In general, these reductions have remained in place throughout 2004 and to-date in 2005. In March 2004, the Company began hiring several staff in the U.K. and U.S. (support services) in order to service the expanding demand in the municipal market in the U.K. Overall, the Company’s headcount has remained relatively stable between 2004 and 2005, however, due to a change in the mix of personnel, as well as the $219,000 increase in research and development expense and the $91,000 increase in cost of revenues (both of which are generally comprised of personnel costs) in the first half of 2005 over the first half of 2004, the personnel expenses in SG&A decreased approximately $449,000 from the first half of 2004 compared to the same period of 2005. SG&A in the first half of 2005 also reflects a $155,000 reduction in depreciation and amortization expense versus the first half of 2004, as various Company assets have been fully depreciated/amortized. However, most of the reductions accomplished in 2005 are offset, on a comparative basis, by one-time credits received from two service providers in the 2004 period totaling $196,000 that reduced the amount of SG&A reported in the first half of 2004.
     Research and development expense for the six months ended June 30, 2005 and 2004 were $341,000 and $122,000, respectively. The increase in expense in the first half of 2005 compared to the first half of 2004 was due primarily to ongoing work, begun in the latter half of 2004, associated with various enhancements to improve the data interchange, settlement work flow, user definable fields and reporting system capabilities of the Company’s PECOS technology.
     The Company reported an operating loss from continuing operations of $1,960,000 for the six months ended June 30, 2005 compared to a loss of $1,090,000 reported in the comparable six months of 2004, an increase of $870,000 in the reported loss. This larger operating loss from continuing operations in the first six months of 2005 compared to the first half of 2004 was primarily due to the one-time increase in license and associated fees revenue recorded in the first quarter of 2004, as described above.
     The Company further announced that it has not yet achieved documented subscriptions for £3.0 million for its proposed offering on the AIM exchange, which is the currently negotiated minimum for this proposed placement of shares. The Company anticipates achieving this level in the near term. The Company’s strategic financing, if consummated and as per previous press announcements and filings with the SEC, would be at a substantial discount to the market price and create substantial dilution to
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10 Oceana Way – Norwood, MA 02062 -— voice (781) 501-4333 -— fax (781) 762-1540

Elcom International, Inc. Reports Second Quarter 2005 Operating Results

stockholders. Further, if the Company is unable to secure its strategic financing via the issuance of shares on the AIM exchange as discussed herein, or is unable to secure short-term “bridge-loan” financing during August, the Company would be forced to curtail operations, sell assets, or file for protection under U.S. bankruptcy laws.
     Robert J. Crowell, the Company’s Chairman and CEO said, “The second quarter was a quarter of solid progress, which underscores the potential of the Company when it achieves its strategic funding, which I expect in the near term.”
     Mr. Crowell continued, “The documentation for one large potential investor in the proposed AIM placement is not yet complete; however, we have no reason to believe the documentation will not be completed in the near term. In addition, assuming the finalization of negotiations for Elcom to be a major sub-contractor for a large U.K. government contract (as previously announced), is successfully completed, then Elcom, while assuming a leadership role in government and public sector eProcurement and eMarketplace systems, will also be in a position to expand its various initiatives in the U.S.”
Factors Affecting Future Performance
     A significant portion of the Company’s revenues are from license and associated fees received from Capgemini under a back-to-back contract between Elcom and Capgemini which essentially mirrors the primary agreement between Capgemini and the Scottish Executive, executed in November 2001. Future revenue under this arrangement is contingent on the following significant factors: the rate of adoption of the Company’s ePurchasing solution by the entities within the Scottish Executive, renewal by the entities within the Scottish Executive of their rights to use the ePurchasing solution, the procurement of additional services from the Company by Public Entities within the Scottish Executive, and their compliance with the terms and conditions of their agreement with the Scottish Executive and the ability of the Company to perform under its agreement with Capgemini.
     In addition, assuming the Company secures its strategic funding, the Company intends to commit significant resources to provide the eProcurement and eMarketplace components of the previously announced eMarketplace for public sector organizations in the U.K. under its anticipated back-to-back contract with PA Shared Services Ltd., a subsidiary of PA Consulting Group UK Plc (“PASSL”). Future revenue under this anticipated contract is contingent on final contracts being negotiated and executed, and on the timing and rate of adoption of the overall system by U.K. public sector entities, as well as the timing and level of costs incurred to develop the required infrastructure to support the architecture required under this contract, and the ability of the Company, and the consortium as a whole, to perform and operate profitably under this contract.
     If further business fails to develop under the Capgemini agreement or if the contract with PASSL is not executed, or if the Company is unable to perform under either of these agreements, each would have a material adverse affect on the Company’s future prospects and financial results.
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10 Oceana Way – Norwood, MA 02062 -— voice (781) 501-4333 -— fax (781) 762-1540

Elcom International, Inc. Reports Second Quarter 2005 Operating Results

STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
Except for the historical information contained herein, the matters discussed in this press release could include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the Company’s objectives, plans and strategies set forth herein and those preceded by or that include the words “believes,” “expects,” “targets,” “intends,” “anticipates,” “plans,” or similar expressions, are forward-looking statements. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that the Company’s expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company’s future results to differ materially from those anticipated, including: (i) the necessity of the Company to raise additional short-term working capital to fund operations during August 2005 and longer-term strategic funding and the availability of any such funding to the Company, particularly in light of the audit opinion from the Company’s independent accountants in the Company’s 2004 Annual Report on Form 10-KSB, as amended; and the Company’s $255,000 balance of cash and cash equivalents at June 30, 2005 and its history of ongoing operating losses; (ii) the execution of the U.K. government eMarketplace sub-contract as previously announced and/or the timing thereof (iii) the overall marketplace and client’s acceptance and usage of eCommerce software systems, eProcurement and eMarketplace solutions including demand therefor, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses and revenue growth; and (iv) the consequent results of operations given the aforementioned factors; and;(v) other risks detailed from time to time in the Company’s Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and in its other SEC reports and statements. In the event the Company is unable to raise additional short-term working capital from loans or by the sale of assets or by other means, including the possible sale of common stock on the AIM exchange (in London), during August, the Company will be forced to curtail or cease operations and/or seek protection under U.S. bankruptcy laws. The Company assumes no obligation to update any of the information contained or referenced in this press release.
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10 Oceana Way – Norwood, MA 02062 -— voice (781) 501-4333 -— fax (781) 762-1540

Elcom International, Inc. Reports Second Quarter 2005 Operating Results

The financial data set forth below should be read in conjunction with the Consolidated Financial Statements and other disclosures contained in the Company’s 2004 Annual Report on Form 10-K, as amended and Forms 10-QSB for the periods ended March 31, and June 30, 2005 (which the Company plans to file by August 15, 2005).
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net revenues	$764	$598	$1,377	$2,307
Cost of revenues	112	72	228	137

Gross profit	652	526	1,149	2,170

Operating Expenses:
Selling, general and administrative	1,316	1,465	2,768	3,138
Research and development	221	81	341	122

Total operating expenses	1,537	1,546	3,109	3,260

Operating loss	(885)	(1,020)	(1,960)	(1,090)

Interest and other income (expense), net	1	9	—	(25)
Interest expense	(74)	(61)	(134)	(130)

Net loss before taxes	(958)	(1,072)	(2,094)	(1,245)
Income taxes	—	—	—	—

Net loss	$(958)	$(1,072)	$(2,094)	$(1,245)

Basic and diluted net loss per share	$(0.01)	$(0.02)	$(0.03)	$(0.03)

Weighted average number of basic and diluted shares outstanding	61,282	56,352	61,282	43,631

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10 Oceana Way – Norwood, MA 02062 -— voice (781) 501-4333 -— fax (781) 762-1540

Elcom International, Inc. Reports Second Quarter 2005 Operating Results

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30,	December 31,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$255	$390
Accounts receivable, net	124	307
Prepaids and other current assets	159	53

Total current assets	538	750
PROPERTY, EQUIPMENT AND SOFTWARE, NET	826	1,019
OTHER ASSETS	26	10
NON-CURRENT ASSETS OF DISCONTINUED OPERATIONS	48	48

	$1,438	$1,827

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Loans payable	$200	$—
Other current liabilities	4,922	3,429
Current liabilities of discontinued operations	311	303

Total current liabilities	$5,433	$3, 732

Long term liabilities	497	573
Convertible debentures, net of discount	417	362

Total liabilities	6,347	4,667

TOTAL STOCKHOLDERS’ DEFICIT	(4,909)	(2,840)

	$1,438	$1,827

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10 Oceana Way – Norwood, MA 02062 -— voice (781) 501-4333 -— fax (781) 762-1540